Q2 Revenue Guidance Reiterated... $12.5 million Revenues... +10% YoY... Record Quarterly Revenues... Profitable Q2 EBITDA*... Final 10-Q to be Filed by August 14th;

Thursday August 2nd, 8:30 am EDT

NEW YORK--(BUSINESS WIRE)-August 2, 2007--Zanett Inc. (NASDAQ: ZANE - News) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security, today reaffirmed Revenue guidance for the second quarter of 2007, together with positive EBITDA* guidance.

GUIDANCE REAFFIRMED

The following statements are based on current management expectations. These statements are forward-looking and actual results may differ materially.
This guidance, given within the following 4 paragraphs, supersedes and replaces any and all guidance or comments made by Zanett management prior to this date.

The company announced its expectations of Q2 2007 services revenue, including reimbursed expenses, of $12.5 million. This guidance would represent revenue growth of about 10% y-o-y (ie, over the second quarter of 2006).

Dennis Harkins, Zanett's CFO said "We have a new, sound business model, and I am happy with the progress we are continuing to see. We are excited about the opportunities that our investment dollars, which we are spending now, will deliver for us down the road."

10-Q TO BE FILED BY AUGUST 14TH

The Company currently expects to file its 10-Q in a timely manner by August 14th 2007.

HIGH GROWTH, STRONG PERFORMANCE

Zanett's Chairman and CEO credits the company's strong organic growth and successful mergers-and-acquisition strategy for the company's continued strong performance. "We're honored and proud to be recognized as one of the fastest growing firms in our sector," said Claudio Guazzoni.

"Right now we are operating just under a $50 million run-rate. Zanett has grown from zero to almost $50 million run-rate in a bit over 5 years. Most exciting, however, are the substantial growth opportunities that lie ahead for Zanett."


*EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortisation) is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to nor more meaningful than GAAP earnings. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. EBITDA is defined as GAAP net income plus all cash and non-cash interest expense, plus all cash and non-cash tax expense, plus all cash and non-cash depreciation expenses, plus all cash and non-cash amortization expenses.

ABOUT ZANETT (www.zanett.com)
Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.
The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.
The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.
Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.
Zanett currently employs over 232 people nationwide, is headquartered in New York City, and operates out of 9 offices (Atlanta, Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, New York City, Philippines, and Denver). Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.
DISCLAIMER AND FORWARD-LOOKING STATEMENTS
(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)
Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors. Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31st 2007.
Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.
Source: Zanett, Inc.